Exhibit 99.1

John K. Martin Jr. Joins Comscore Board of Directors
RESTON, VA, May 23, 2019 – Comscore, Inc. (Nasdaq: SCOR) today announced that John K. Martin Jr. has joined its Board of Directors effective May 22, 2019. Martin will serve as Chairman of the Board’s Finance Committee to assist the company with its financing efforts.
Martin is the former Chairman and CEO of Turner Broadcasting System, where he oversaw a portfolio of networks including CNN, TBS, TNT, Cartoon Network, Adult Swim and Turner Sports. Prior to Turner, Martin was the Chief Financial and Administrative Officer of Time Warner.
“The media industry is at a pivotal point in time where consumers and brands need to be better served. Comscore is uniquely positioned to deliver standardized and reliable measurement across the media value chain, reaching consumers in an addressable way, across all platforms, that benefits them while also maximizing ROI for brands and marketers. This has never been done before. Throughout my career, I have led companies through transition, formulated and achieved their strategies, and generated superior shareholder returns. I look forward to working with the Comscore Board and management to achieve this goal,” Martin said.
Brent Rosenthal, Chairman of the Board, added, “John’s illustrious track record in content and distribution, both from an operator and investor perspective, is world class. His experience will be immensely valuable to our company as we seek to expand cross-platform in all of our market segments.”
Martin replaces former GroupM Worldwide Chief Digital Officer Rob Norman, who stepped down from the Comscore Board on May 22, 2019 and will transition to a strategic consultant for the Board and company. Norman will continue advocating Comscore with clients and suppliers while also attending Board meetings upon request.
“On behalf of the Board, I would like to thank Rob for his ongoing contributions to Comscore,” Rosenthal said. “We are very pleased that he will continue to be part of our team as we chart our path forward.”
About Comscore
Comscore (Nasdaq: SCOR) is a trusted partner for planning, transacting and evaluating media across platforms. With a data footprint that combines digital, linear TV, over-the-top and theatrical viewership intelligence with advanced audience insights, Comscore allows media buyers and sellers to quantify their multiscreen behavior and make business decisions with confidence.  A proven leader in measuring digital and set-top box audiences and advertising at scale, Comscore is the industry’s emerging, third-party source for reliable and comprehensive cross-platform measurement.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal and state securities laws, including, without limitation, Comscore's expectations, plans and opinions regarding market opportunities and contributions from the individuals named above. These statements involve risks and uncertainties that could cause actual events to differ materially from expectations, including, but not limited to, Comscore's ability to achieve its expected plans. For additional discussion of risk factors, please refer to Comscore's respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other filings that Comscore makes from time to time with the U.S. Securities and Exchange Commission (the "SEC"), which are available on the SEC's website (www.sec.gov).
Investors are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Comscore does not intend or undertake, and expressly disclaims, any duty or obligation to publicly update any forward- looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.

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Frances Quattrocki
Comscore, Inc.
(212) 497-1765
fquattrocki@comscore.com